Exhibit 99.1
DATE: January 10, 2011
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS ANNOUNCES FOURTH QUARTER 2010 REVENUE PERFORMANCE
•	Fourth quarter sales of $147.0 million grow 0.7%; 4.0% growth excluding impact of currency and previously divested Uterine Health product line

•	2010 sales of $542.3 million up 4.4% from 2009; 5.9% growth excluding impact of currency and Uterine Health divestiture
MINNEAPOLIS, January 10, 2011 — In anticipation of presenting at the JP Morgan Healthcare Conference on January 11, 2011, American Medical Systems Holdings, Inc. (NASDAQ: AMMD) reported today preliminary sales of $147.0 million for the fourth quarter of 2010, a 0.7 percent increase over sales of $146.0 million in the comparable quarter of 2009. The strengthening of the U.S. dollar compared to the fourth quarter of 2009 negatively affected revenue comparisons for the quarters by $1.6 million. Adjusting for the impact of foreign currency results in fourth quarter revenue growth of 1.7 percent over the same quarter last year. Further adjusting revenue for the impact of the Her Option® uterine health product line, which was sold during the first quarter of 2010, results in constant currency growth of 4.0 percent. The preliminary fourth quarter revenue of $147.0 million exceeds the Company’s guidance issued on November 3, 2010, of $141 million to $146 million.
Preliminary sales for the year 2010 were reported at $542.3 million, a 4.4 percent increase over sales of $519.3 million for the year 2009. The strengthening of the U.S. dollar for the full year 2010 compared to 2009 negatively affected revenue comparisons between years by $0.1 million. Further adjusting revenue for the impact of the Her Option® uterine health product line divestiture results in 2010 constant currency revenue growth of 5.9% over 2009.
Men’s Health sales of $65.2 million in the fourth quarter, represented an increase of 2.7 percent on a reported basis compared to the same quarter last year, and grew 4.1 percent on a constant currency basis, with growth in the erectile restoration and male continence product lines roughly equal. The BPH Therapy business declined 2.1 percent on a reported basis and 1.0 percent on a constant currency basis, to $32.6 million for the quarter. BPH Therapy sales were led by an enthusiastic response to the new GreenLight™ XPS console, offset by a decline in fiber sales due to limited availability of the recently launched MoXy™ Liquid Cooled Fiber and challenging international markets. The Women’s Health business increased 6.7 percent on a reported basis and 7.4 percent on a constant currency basis to $48.8 million in the fourth quarter. The female continence product line benefited from the recent introduction of the MiniArc® Precise Single-Incision Sling System for the treatment of female stress urinary incontinence, and the pelvic floor repair product line continued its strong performance driven by the success of both the Elevate® anterior and posterior systems.
“We are pleased to see notable year over year growth rate improvements across all three businesses versus third quarter performance,” noted Tony Bihl, Chief Executive Officer. “We are particularly pleased to see a significant improvement in the U.S. growth rate which achieved 7.4% in the fourth quarter.”

American Medical Systems
January 10, 2011

The Company reiterates its fourth quarter and full year 2010 non-GAAP adjusted earnings per share estimates in the ranges $0.35 to $0.38, and $1.24 to $1.27, respectively, which were provided on November 3, 2010. This guidance excludes the impact of the recently reinstated research and development tax credit, which is estimated to have a $0.01 per share favorable impact. The full year and fourth quarter guidance also exclude the per share impact of amortization of intangible assets of approximately $0.025 and $0.10 for the fourth quarter and full year 2010, respectively, and amortization of financing costs of approximately $0.025 and $0.11 for the fourth quarter and full year 2010, respectively. Guidance for both periods excludes the impact of any unusual non-recurring items, such as gain or loss on early debt extinguishments, sale of non-strategic assets or IPRD charges on milestone payments related to prior acquisitions.
Mr. Bihl further commented, “We look forward to sharing final financial results for the fourth quarter, along with our guidance for 2011, during our fourth quarter earnings call on February 15, 2011.”
The Company will participate in the JP Morgan Healthcare Conference on Tuesday, January 11, 2011 in San Francisco. Tony Bihl, Chief Executive Officer, and Mark Heggestad, Chief Financial Officer, will present to attendees of the conference at 3:00 p.m. pacific time (6:00 p.m. eastern time). A live audio webcast of the presentation will be available to all interested parties at the Company’s Investor Relations website at www.AmericanMedicalSystems.com.
Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), management provides non-GAAP adjusted earnings per share and constant currency revenue growth rates because management believes that in order to properly understand the Company’s short-term and long-term financial trends and for purposes of comparability to other companies, investors may wish to consider the impact of certain adjustments (such as gain on extinguishment of debt, gain on sale of non-strategic assets, IPRD charges, amortization of intangible assets, amortization of financing costs and related income tax adjustments, the impact of foreign currency translation on reported revenue and the impact of tax law changes adopted on a retroactive basis, such as the research and development tax credit). These adjustments result from facts and circumstances (such as acquisition and business development activities and other non-recurring items) that vary in frequency and impact on the Company’s results of operations, represent significant items, which when excluded provide a useful measure to determine the health of the business and earnings by the business before significant non-cash charges or in the case of foreign currency translation, are highly variable and difficult to predict. Management uses non-GAAP adjusted earnings per share and constant currency revenue growth rates to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consistent basis.
A reconciliation of revenue growth rate percentages, the GAAP measure most directly comparable to constant currency revenue growth rates is provided on the attached schedules.
Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.
Earnings Call Information
American Medical Systems will host a conference call on Tuesday, February 15, 2011 at 5:00 p.m. eastern time to discuss its fourth quarter and full year results for 2010. The Company will

American Medical Systems
January 10, 2011

also provide guidance for 2011 on this call. Those without internet access may join the call from within the U.S. by dialing 888-263-1724; outside the U.S., dial 970-315-0301.
A live web cast of the call will be available through the Company’s corporate website at www.AmericanMedicalSystems.com and will be available for replay three hours after the completion of the call.
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota, is a diversified supplier of medical devices and procedures to cure incontinence, erectile dysfunction, benign prostate hyperplasia (BPH), pelvic floor prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher-quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat approximately 340,000 patients in 2010.
Forward-Looking Statements
This press release contains forward-looking statements relating to the market opportunities, future products, sales and financial results of American Medical Systems. These statements and other statements contained in this press release that are not purely historical fact are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management’s beliefs, certain assumptions and current expectations. These forward-looking statements are subject to risks and uncertainties such as successfully competing against competitors; physician acceptance, endorsement, and use of AMS products; potential product recalls or technological obsolescence; healthcare reform legislation in the U.S.; successfully managing debt leverage and related credit facility financial covenants; current worldwide economic conditions and the impact on operations of the disruption in global financial markets; factors impacting the stock market and share price and its impact on the dilution of convertible securities; ability of the Company’s manufacturing facilities to meet customer demand; reliance on single or sole-sourced suppliers; loss or impairment of a principal manufacturing facility; clinical and regulatory matters; timing and success of new product introductions; patient acceptance of the Company’s products and therapies; changes in and adoption of reimbursement rates; adequate protection of the Company’s intellectual property rights; product liability claims; currency and other economic risks inherent in selling our products internationally and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended January 2, 2010, and its other SEC filings. Actual results may differ materially from anticipated results. The forward-looking statements contained in this press release are made as of the date hereof, and AMS undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.
More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2009 and its other SEC filings.

Contact:	Mark Heggestad Executive Vice President and Chief Financial Officer

American Medical Systems
January 10, 2011

952-930-6495
Mark.Heggestad@AmericanMedicalSystems.com
Anthony Bihl
President and Chief Executive Officer
952-930-6334
Tony.Bihl@AmericanMedicalSystems.com

American Medical Systems
January 10, 2011

American Medical Systems Holdings, Inc.
Selected Sales Information and Constant Currency Growth Reconciliation
(Unaudited)
(In thousands)

			Constant Currency Growth Reconciliation (a)
					Percent Growth
	Three Months Ended		Percent	Currency	at Constant
	January 1, 2011	January 2, 2010	Growth	Impact	Currency
Sales
Men’s health	$65,221	$63,504	2.7%	$(866)	4.1%
BPH therapy	32,615	33,309	-2.1%	(364)	-1.0%
Women’s health	48,816	45,750	6.7%	(335)	7.4%

Sub-total	146,652	142,563	2.9%	(1,565)	4.0%
Uterine health (b)	341	3,450	-90.1%	—	-90.1%

Total	$146,993	$146,013	0.7%	$(1,565)	1.7%

Geography
United States	$106,491	$99,112	7.4%	$—	7.4%
International	40,161	43,451	-7.6%	(1,565)	-4.0%

Sub-total	146,652	142,563	2.9%	(1,565)	4.0%
United States-Uterine health (b)	341	3,450	-90.1%	—	-90.1%

Total	$146,993	$146,013	0.7%	$(1,565)	1.7%

Percent of total sales
Men’s health	44%	43%
BPH therapy	22%	23%
Women’s health	33%	31%

Sub-total	100%	98%
Uterine health (b)	0%	2%

Total	100%	100%

Geography
United States	73%	70%
International	27%	30%

Total	100%	100%

(a)	To calculate the currency impact on revenue growth rates, the Company compares each period’s sales, assuming no fluctuation in foreign currency exchange rates between periods. The generally accepted accounting principle (GAAP) measure most comparable to this non-GAAP measure is growth rate percentages based on GAAP revenue.

(b)	The uterine health product line, Her Option® was sold in February, 2010. Revenues in the fourth quarter of 2010 include revenue earned as part of the product supply agreement, which was part of the divestiture agreement with CooperSurgical, Inc.

American Medical Systems
January 10, 2011

American Medical Systems Holdings, Inc.
Selected Sales Information and Constant Currency Growth Reconciliation
(Unaudited)
(In thousands)

			Constant Currency Growth Reconciliation (a)
					Percent Growth
	Twelve Months Ended		Percent	Currency	at Constant
	January 1, 2011	January 2, 2010	Growth	Impact	Currency
Sales
Men’s health	$246,238	$234,594	5.0%	$(216)	5.1%
BPH therapy	114,592	114,468	0.1%	(138)	0.2%
Women’s health	177,247	159,367	11.2%	216	11.1%

Sub-total	538,077	508,429	5.8%	(138)	5.9%
Uterine health (b)	4,239	10,841	-60.9%	—	-60.9%

Total	$542,316	$519,270	4.4%	$(138)	4.5%

Geography
United States	$390,680	$363,057	7.6%	$—	7.6%
International	147,397	145,372	1.4%	(138)	1.5%

Sub-total	538,077	508,429	5.8%	(138)	5.9%
United States-Uterine health (b)	4,239	10,841	-60.9%	—	-60.9%

Total	$542,316	$519,270	4.4%	$(138)	4.5%

Percent of total sales
Men’s health	45%	45%
BPH therapy	21%	22%
Women’s health	33%	31%

Sub-total	99%	98%
Uterine health (b)	1%	2%

Total	100%	100%

Geography
United States	73%	72%
International	27%	28%

Total	100%	100%

(a)	To calculate the currency impact on revenue growth rates, the Company compares each period’s sales, assuming no fluctuation in foreign currency exchange rates between periods. The generally accepted accounting principle (GAAP) measure most comparable to this non-GAAP measure is growth rate percentages based on GAAP revenue.

(b)	The uterine health product line, Her Option® was sold in February, 2010. Revenues for 2010 consist of end-customer revenue earned prior to the date of sale, in addition to revenue earned as part of the product supply agreement, which was part of the divestiture agreement with CooperSurgical, Inc.